                                     EXHIBIT 5.1


                                    [LETTERHEAD]




                                  December 16, 1998


Board of Directors
  of Advantage Marketing Systems, Inc.
2601 Northwest Expressway, Suite 1210W
Oklahoma City, Oklahoma 73112


Gentlemen:

     We have acted as counsel to Advantage Marketing Systems, Inc., an Oklahoma corporation (the "Company"), in conjunction with the offering of an aggregate of 5,000,000 participation interests (the "Participation Interests").

     The offering of the Participation Interests is more fully described in that certain Registration Statement on Form SB-2 (No. 333-47801), filed by the Company with the United States Securities and Exchange Commission (the "Commission") pursuant to the Securities Act of 1933, as amended (the "Act"), and all amendments thereto (the "Registration Statement"), and the Prospectus in the form as to be filed with the Commission pursuant to Rule 424(b) of the rules and regulations of the Commission under the Act (the "Prospectus").

     For purposes of this opinion, we have made such investigations as we deem necessary or appropriate and have reviewed, considered and received such certificates, documents and materials as we deemed appropriate. In conducting our examination we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals and the conformity with the originals of all documents submitted to us as certified copies.


     The law bearing upon the matters addressed in this opinion letter is limited to the law of the United States and the law of Oklahoma.


     Based upon our examination and consideration of such documents, certificates, records, matters and things as we have deemed necessary for the purposes hereof, we are of the opinion as of the date hereof that:

     1. The Company will be duly organized and existing under the laws of the State of Oklahoma;

     2. All of the issued and outstanding shares of the Common Stock of the Company will have been legally issued, will be fully paid and will not be liable to further call or assessment;

     3. The 5,000,000 Participation Interests to be sold by the Company to the participants in the Plan against payment therefore in accordance with the Plan, will be legally issued, fully paid and will not be liable for further call or assessment; and


     4. The Board of Directors of the Company has duly approved the Advantage Marketing Systems, Inc. 1998 Distributor Stock Purchase Plan (the "Plan") and the form of Stock Purchase Agreement, and has authorized the execution and delivery of the Plan and the Stock Purchase Agreements executed by Participants in connection with purchase of the Participation Interests and participation in the Plan. The Company has full power, authority and legal right to enter into the Plan and the Stock Purchase Agreements and to perform, deliver and consummate the transactions contemplated thereunder.

     In arriving at the foregoing opinion, we have relied, among other things, upon the examination of the corporate records of the Company and certificates of officers and directors of the Company and of public officials. We hereby consent to the use of this opinion in the Registration Statement and all amendments thereto, and to the reference to our firm name under the caption "Legal Matters" of the Prospectus which is included as a part of the Registration Statement.

                                             Very truly yours,

                                             DUNN SWAN & CUNNINGHAM











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